Exhibit 99.1

FOR IMMEDIATE RELEASE
April 15, 2004
CONTACT:  Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

First National Bancshares, Inc. Reports Record Net Income for First Quarter 2004, 76% Increase over First Quarter 2003
Net Income –

First National Bancshares, Inc., the bank holding company for First National Bank of the South, today reported record financial results for the first quarter ending March 31, 2004.

Net income increased 76% for the quarter ending March 31, 2004 to $315,032 or $.15 per diluted share, compared to $179,016 or $.09 per diluted share for the same period last year, an increase in net income of $136,016 and an increase in earnings per diluted share of $.06 or 67%.

As of March 31, 2004, total assets were $188.5 million compared with $150.1 million as of March 31, 2003, an increase of $38.4 million or 26%. Loans grew to a quarter-end total of $143.9 million, an increase of 35% over total loans on March 31, 2003 of $106.2 million. Deposits were $162.6 million as of March 31, 2004 compared to $129.2 million on March 31, 2003, or an increase of 26%.

Jerry L. Calvert, President & CEO, said, “We are extremely pleased to begin 2004 with such positive results. We recorded a 35% increase in net interest income while noninterest expenses only increased by 18% as a result of returns on investments made in our infrastructure during 2003. We added several key individuals to our commercial banking division during the quarter which we expect will enhance our performance in the coming months. In addition, our asset quality remains excellent.”

Mr. Calvert continued, “ We have exceeded our original projections in all areas in just over four years of operation. We are excited about the prospects in the coming months for our core banking division as well as our newly-formed small business lending division based in Greenville, First National Business Capital.”

First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is quoted on the OTC Bulletin Board under the symbol FNSC. It was incorporated in 1999 to conduct a general banking business through its wholly-owned subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The Spartanburg banking division operates three full-service offices in Spartanburg County under the name First National Bank of Spartanburg. The small business lending division operates under the name First National Business Capital. The division is based in Greenville and provides small business lending services to customers in the Carolinas and Georgia. First National also offers trust and investment management services to its customers through Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available on its web site at www.firstnational-online.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Quarterly Income Statement Data	For the Quarter Ended March 31,		Increase/
(unaudited)	2004	2003	(Decrease)

Net interest income	$1,420,542	$1,048,966	35.4%
Provision for loan losses	168,161	164,506	2.2%
Noninterest income	370,276	377,357	(1.9%)
Noninterest expense	$1,159,472	983,059	17.9%
Net income	315,032	$179,016	76.0%
Net interest margin	3.24%	3.16%	2.5%
Return on average assets	0.68%	0.52%	30.8%
Return on average equity	9.72%	6.08%	59.9%
Efficiency ratio	64.76%	68.92%	(6.0%)
Net income per diluted share	$0.15	$0.09	66.7%
Weighted average shares outstanding
Basic	1,802,846	1,802,709	<1%
Diluted	2,150,882	2,008,315	7.1%

Selected Balance Sheet Data	As of March 31,		Increase/
(unaudited)	2004	2003	(Decrease)

Assets	$188,453,656	$150,138,698	25.5%
Loans, net of unearned income	143,892,742	106,162,817	35.5%
Allowance for loan losses	1,798,661	1,327,767	35.5%
Deposits	162,577,972	129,178,099	25.9%
Shareholders' equity	12,761,030	11,689,470	9.2%